Exhibit 99.1

VERISK ANALYTICS, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN,

as amended

The following constitute the provisions of the Employee Stock Purchase Plan of Verisk Analytics, Inc., effective as of the first day of the calendar quarter following the effective date.

1. Purpose. The purpose of the Plan is to provide Employees of the Company and its Subsidiaries with an opportunity to purchase Shares of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. Definitions.

(a) “Base Salary” shall have the meaning specified in paragraph 2(g).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” for purposes of the rules of the applicable stock market or exchange on which the Shares are quoted or traded, to the extent required by such rules. The Board may designate one or more Directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee.

(e) “Common Stock” shall mean Class A common stock, $0.001 par value, of the Company.

(f) “Company” shall mean Verisk Analytics, Inc., a Delaware corporation, or any successor which adopts this Plan.

(g) “Compensation” for the Offering Period shall mean (i) base salary received during the Offering Period by an Eligible Employee for services to the Employer (“Base Salary”) and (ii) any amounts received during the Offering Period as an Eligible Employee under the Company’s Short Term Incentive program (“STI Amount”), and shall exclude any other incentive payments, commissions, overtime or any other form of compensation that may be paid from time to time to the Employee from the Employer. Base salary for Participants shall be pro-rated based upon the base salary which he or she receives on each pay date during the Offering Period.

(h) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous status as an Employee shall not be considered interrupted in the case of a leave of absence except as provided in paragraph 10(b).

(i) “Designated Subsidiary” shall mean, with respect to an Offering Period, each of the Subsidiaries designated in the Appendix attached to this Plan as having adopted the Plan. In addition, such term shall include each Subsidiary as may be designated by the Board or the Committee from time to time among a group consisting of the Company and its Subsidiaries, including corporations that become Subsidiaries after the adoption and approval of the Plan.

(j) “Eligible Employee” shall have the meaning specified in paragraph 3(a).

(k) “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Employer.

(l) “Employer” shall mean, with respect to an Offering Period, the Company and each of its Designated Subsidiaries.

(m) “Enrollment Date” shall mean the first day of each Offering Period.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Exercise Date” shall mean the last day of each Offering Period.

(p) “Exercise Price” shall have the meaning specified in paragraph 7(b).

(q) “Offering Period” shall mean the period described in paragraph 4.

(r) “Participant” shall mean an Eligible Employee who has elected to participate in the Plan.

(s) “Participant Account” shall mean that separate account maintained under the Plan to record the amount that a Participant has contributed to the Plan during an Offering Period.

(t) “Plan” shall mean the Verisk Analytics, Inc. Employee Stock Purchase Plan.

(u) “Share” shall mean a share of Common Stock.

(v) “Stock Administrator” shall mean the administrator appointed by the Board or the Committee pursuant to paragraph 13 to administer the Plan.

(w) “STI Amount” shall have the meaning specified in paragraph 2(g).

(x) “Subsidiary” shall mean a corporation, domestic or foreign, of which at the time of the granting of an option pursuant to paragraph 7, not less than fifty percent (50%) of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) General Rule. Any full or part time Employee who has completed an hour of service with the Employer as of any Enrollment Date and whose customary employment is for more than five months in any calendar year shall be eligible to participate as an “Eligible Employee” during the Offering Period beginning on such Enrollment Date, subject to the requirements of paragraph 5 and the limitations imposed by Section 423(b) of the Code; provided, however, that an Employee of a Designated Subsidiary who is a citizen or resident of a foreign jurisdiction shall not be an “Eligible Employee” if the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

(b) Exceptions. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Shares under the Plan if:

(i) Immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock (including for purposes of this paragraph 3(b) any stock he or she holds outstanding options to purchase) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary computed in accordance with the Section 423(b)(3) of the Code, or

(ii) Such option would permit such Employee’s right to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

4. Offering Periods. Each calendar quarter shall be an Offering Period, and the initial Offering Period shall, subject to shareholder approval of the Plan in accordance with paragraph 20, be the quarter beginning on October 1, 2012.

5. Participation. An Eligible Employee shall become a Participant by completing a subscription agreement in such form as shall be specified by the Company (“Subscription Agreement”), and returning it to the Stock Administrator prior to the Enrollment Date for the applicable Offering Period, unless a later time for filing the Subscription Agreement is set by the Board or the Committee for all Eligible Employees with respect to such Offering Period.

6. Payment for Shares

(a) At the time a Participant files his or her Subscription Agreement, such Participant shall elect to have (i) payroll deductions made on each pay date during the Offering Period at a whole percentage rate not to exceed twenty percent (20%) of the Base Salary which he or she receives on each pay date during the Offering Period and (ii) a deduction made during the Offering Period at a whole percentage rate not to exceed fifty percent (50%) of any STI Amount which he or she receives on any day during the Offering Period.

(b) All deductions during an Offering Period that are made from a Participant’s Base Salary and STI Amount shall be credited to his or her Participant Account under the Plan. A Participant may not make any separate cash payment into his or her Participant Account.

(c) A Participant may discontinue his or her participation in the Plan as provided in paragraph 10, but no other change can be made during an Offering Period and, for the avoidance of doubt, a Participant may not alter the amount of his or her Base Salary or STI Amount deductions for that Offering Period.

7. Grant of Option.

(a) On the Enrollment Date for each Offering Period, each Participant shall be granted an option to purchase on the applicable Exercise Date, a maximum number of 5,000 Shares; provided, however, that the number of Shares subject to such option shall be reduced, if necessary, to a number of Shares which would not exceed the limitations described in paragraph 3(b) and paragraph 12(a) hereof.

(b) The exercise price per Share offered in a given Offering Period (the “Exercise Price”) shall be ninety-five percent (95%) of the fair market value of a Share on the Exercise Date of such Offering Period. The fair market value of a Share on an Exercise Date shall be the closing price of such Share as reported by NASDAQ on such date or the most recent trading date preceding such date (or if the Shares did not trade on such date, for the most recent trading day preceding the Exercise Date, as the case may be, on which the Shares traded).

8. Exercise of Option. The Participant’s option for the purchase of Shares will be exercised automatically on the Exercise Date of the Offering Period by purchasing the maximum number of Shares subject to such option which may be purchased at the Exercise Price with the funds in his or her Participant Account unless prior to such Exercise Date the Participant has withdrawn from the Offering Period pursuant to paragraph 10. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by such Participant.

9. Delivery. Shares issued pursuant to the exercise of the option will be held in custody by the Stock Administrator until the later of (a) termination of the Participant’s Continuous Status as an Employee or request by the Participant for delivery of all Shares or (b) satisfaction by the Participant of the holding periods described in Section 423(a)(i) of the Code with respect to such Shares (the “Applicable Holding Periods”), provided that the Participant may request, prior to the satisfaction of the Applicable Holding Periods, that, subject to paragraph 22, some or all of such Shares be sold through the Stock Administrator in accordance with procedures established by the Stock Administrator. All dividends issued on Shares held by the Stock Administrator on behalf of the Participant will be credited to the Participant’s account and will be reinvested in additional Shares. A Participant will not be entitled to any dividends with respect to options to purchase Shares under the Plan. Shares shall be delivered within forty-five (45) days after termination of a Participant’s Continuous Status as an Employee or receipt of such request by the Participant for delivery of all Shares, provided that the Applicable Holding Periods have been satisfied.

10. Withdrawal; Termination of Employment.

(a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Participant Account for the applicable Offering Period by delivery to the Stock Administrator of notice, in the form specified by the Company, on any date up to and including five business (5) days prior to the Exercise Date. All of the Participant’s payroll deductions credited to his or her Participant Account for such Offering Period will be paid to such Participant as soon as practicable after receipt of his or her notice of withdrawal. Such withdrawal shall permanently terminate the Participant’s participation for the Offering Period in which the withdrawal occurs.

(b) In the event of the termination on or before the Exercise Date of the Participant’s Continuous Status as a Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Participant (or the Participant’s estate, in the case of the Participant’s death) shall receive any funds in his or her Participant Account as soon as practicable after the date of such withdrawal; provided, however, that a Participant who goes on a leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. Base Salary or STI Amount deductions, as applicable, for a Participant who has been on a leave of absence will resume upon return to work at the same rate as in effect prior to such leave unless the leave of absence begins in one Offering Period and ends in a subsequent Offering Period, in which case the Participant shall not be permitted to re-enter the Plan until a new Subscription Agreement is filed with respect to an Offering Period which commences after such Participant has returned to work from the leave of absence.

(c) A Participant’s withdrawal from one Offering Period will not have any effect upon his or her eligibility to participate in a different Offering Period or in any similar Plan which may hereafter be adopted by the Company.

11. Interest. No interest shall accrue on the Base Salary or STI Amount deductions of a Participant in the Plan.

12. Shares.

(a) The maximum number of Shares which shall be made available for sale under the Plan shall be two million (2,000,000) Shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 17. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to purchase under the Plan, in the sole and absolute discretion of the Board or the Committee. Further, if for any reason any purchase of Shares pursuant to an option under the Plan is not consummated, the Shares subject to the applicable Subscription Agreement may be made available for sale pursuant to a new Subscription Agreement under the Plan. If, on a given Exercise Date, the Shares with respect to which options are to be exercised exceed the Shares then available under the Plan, the Company shall make a pro rata allocation of the remaining Shares that are available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give notice to each Participant of such reduction in the number of Shares which such Participant shall be allowed to purchase. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue Shares hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of federal or state securities laws or the laws of any country.

(b) Neither the Participant nor his or her beneficiaries will have any interest or other right in, or dividend or voting rights with respect to, Shares covered by his or her option until such option has been exercised and the related Shares have been purchased under the Plan.

13. Administration. The Plan shall be administered by the Committee. Members of the Board who are Eligible Employees are permitted to participate in the Plan; provided, however, that members of the Board who are Eligible Employees may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan. The Committee shall have the following powers and duties:

(a) To direct the administration of the Plan by the Stock Administrator in accordance with the provisions herein set forth;

(b) To adopt rules of procedure and regulations necessary for the administration of the Plan, provided that such rules are not inconsistent with the terms of the Plan;

(c) To determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan;

(d) To enforce the terms of the Plan and the rules and regulations it adopts;

(e) To direct or cause the Stock Administrator to direct the distribution of the Shares purchased hereunder;

(f) To furnish or cause the Stock Administrator to furnish the Employer with information which the Employer may require for tax or other purposes;

(g) To engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

(h) To prescribe procedures to be followed by Eligible Employees in electing to participate herein;

(i) To receive from each Employer and from Eligible Employees such information as shall be necessary for the proper administration of the Plan;

(j) To maintain, or cause the Stock Administrator to maintain, separate accounts in the name of each Participant to reflect his or her Participant Account under the Plan;

(k) To interpret and construe the Plan in its sole discretion; and

(l) To make any changes or modifications necessary to administer and implement the provisions of the Plan in any foreign country to the fullest extent possible.

14. Transferability. Neither any monies credited to a Participant’s Participant Account nor any rights with regard to the exercise of an option to purchase Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or by laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company shall treat such act as an election to withdraw funds in accordance with paragraph 10.

15. Use of Funds. All Base Salary or STI Amount deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

16. Reports. Individual Participant Accounts will be maintained for each Participant, and statements will be given to Participants promptly following an Exercise Date, which statements will set forth the amount of Base Salary or STI Amount deductions for the applicable Offering Period, the per-Share purchase price, the number of Shares purchased, and the remaining cash balance, if any.

17. Adjustments Upon Changes in Capitalization and Certain Transactions. Except as would cause the Plan to fail to satisfy the requirements of Section 423 of the Code: (a) in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split (including a stock split in the form of a stock dividend), reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to outstanding options as the Committee, in its sole discretion, deems equitable or appropriate taking into consideration any applicable accounting and tax consequences, including such adjustments in the limitations in paragraph 7(a) and paragraph 12 and in the class and number of Shares and Exercise Price with respect to outstanding options under the Plan and (b) in the event of any transaction or event described in (a) above, or any unusual or nonrecurring transaction or events affecting the Company or any changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions:

(a) To provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other rights or property selected by the Committee in its sole discretion;

(b) To provide that the outstanding options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding options under the Plan and/or in the terms and conditions of outstanding options and options which may be granted in the future;

(d) To provide that all outstanding options shall terminate without being exercised.

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee, no issuance by the Company or shares of stock of any class, or securities convertible into stock of any class, shall affect, and no adjustment by reason thereof, shall be made with respect to, the number of Shares subject to an option or the grant or Exercise Price of any option.

18. Amendment or Termination. The Board may at any time and for any reason terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company, (i) increase the maximum number of Shares which may be issued under the Plan (except pursuant to paragraph 17) or (ii) amend the requirements as to the class of employees eligible to purchase Shares under the Plan, or, if a committee is appointed as the Stock Administrator pursuant to paragraph 13, permit the members of such committee to participate in the Plan. The Plan shall automatically terminate on the Exercise Date that Participants become entitled to purchase a number of Shares greater than the number available for purchase under paragraph 12. Except as specifically provided in the Plan, as required to comply with Section 423 of the Code, or as required to obtain a favorable ruling from the Internal Revenue Service, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of such Participant.

19. Notices.

(a) All notices or other communications by an Eligible Employee or a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(b) All notices or other communications by the Employer, the Company, the Board or the Committee under or in connection with the Plan shall be deemed to have been duly given when (a) personally delivered, including electronic transmission in such form as the Board or the Committee shall direct, or (b) placed in the mail of the country of the sender in an envelope addressed to the last known address of the person to whom the notice is given.

20. Shareholder Approval. The effectiveness of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted by the Board. Notwithstanding any provision to the contrary, failure to obtain such shareholder approval shall void the Plan, any options granted under the Plan, any Share purchases pursuant to the plan, and all rights of all Participants.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under both sets of laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Withholding; Disqualifying Disposition. Notwithstanding any other provision of the Plan, at the time a Participant’s option under the Plan is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of by a Participant, the Participant must make adequate provision for his or her Employer’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation, the amount necessary for the Company to meet applicable tax withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to a sale or early disposition of Shares by the Participant.

23. Term of Plan. The Plan shall become effective as of October 1, 2012, subject to its approval by the stockholders of the Company as described in paragraph 20. It shall continue in effect until September 30, 2022 unless sooner terminated under paragraph 18 or 20.

24. No Rights Implied. Nothing contained in the Plan, any modification or amendment to the Plan, or the creation of any Participant Account, the execution of any Subscription Agreement, or the issuance of any Shares, shall give any Employee or Participant any right to continue his or her employment, any legal or equitable right against the Employer or Company or any officer, director, or employee of the Employer or the Company, or interfere in any way with the Employer’s or the Company’s right to terminate or otherwise modify an Employee’s employment at any time, except as expressly provided by the Plan.

25. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

26. Waiver of Notice. Any person entitled to notice under the Plan may waive such notice.

27. Successors and Assigns. The Plan shall be binding upon all persons entitled to purchase Shares under the Plan, their respective heirs, legatees, and legal representatives, including, without limitation, such person’s estate and the executors, any receiver, trustee in bankruptcy or representative of creditors of such person, and upon the Employer, its successors and assigns.

28. Headings. The titles and headings of the paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

29. Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Employer to sell and deliver Shares under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

30. Participating Employers. This Plan shall constitute the Employee Stock Purchase Plan of the Company and each Designated Subsidiary. A Designated Subsidiary may withdraw from the Plan as of any Enrollment Date by giving written notice to the Board, which notice must be received by the Board at least thirty (30) days prior to such Enrollment Date.

APPENDIX

Verisk Analytics, Inc.

Employee Stock Purchase Plan

DESIGNATED SUBSIDIARIES

AS OF

May 15, 2012

Insurance Services Office, Inc.

3E Company Environmental, Ecological and Engineering

AIR Worldwide Corporation

Atmospheric and Environmental Research, Inc.

Bloodhound Technologies, Inc.

Crowe Paradis Service Corporation

HSE Systems, Inc.

Intellicorp Records, Inc.

Interthinx, Inc.

ISO Claim Services, Inc.

ISO Screening Investigations, Inc.

ISO Services, Inc.

MediConnect Global, Inc.

MediConnect.net, Inc.

Quality Planning Corporation

Strategic Analytics, Inc.

Verisk Crime Analytics, Inc.

Verisk Health, Inc.

Verisk Health Solutions, Inc.

Xactware Solutions, Inc.